Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 333-103283 on Form N-1A of our report dated December 19, 2019, relating to the financial statements and financial highlights of Alger Global Focus Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2019, and references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 24, 2020